Exhibit 10.9

TRANSITION SERVICES AGREEMENT

dated as of

April 27, 2006

between

TEXAS INSTRUMENTS INCORPORATED

and

SENSATA TECHNOLOGIES B.V.

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (inclusive of all annexes, exhibits and schedules, this “Agreement”) dated as of April 27, 2006 between Texas Instruments Incorporated, a Delaware corporation (“Seller”), and Sensata Technologies B.V., a Dutch private limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Asset and Stock Purchase Agreement dated as of January 8, 2006 between Buyer (as assignee of S&C Purchase Corp. effective as of February 8, 2006) and Seller (as amended, the “Purchase Agreement”), Seller and its Subsidiaries have agreed to sell to Buyer the Shares and the Purchased Assets, and Buyer has agreed to purchase the Shares and the Purchased Assets and to assume the Assumed Liabilities from Seller and its Subsidiaries as provided therein;

WHEREAS, given the historical interconnections between the Purchased Subsidiaries and the Purchased Assets, on the one hand, and Seller and its Subsidiaries, on the other, Buyer and Seller desire to provide certain support, services, goods and facilities to each other in order to promote the smooth and efficient functional separation of the Purchased Subsidiaries and the Purchased Assets from the Retained Businesses and the efficient operation of Buyer’s and Seller’s respective businesses during such separation;

WHEREAS, in connection therewith, Buyer and Seller desire to enter into this Agreement pursuant to which Buyer and Seller will provide certain transition services to each other as set forth herein or as the parties may otherwise agree in writing; and

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

NATURE OF THE AGREEMENT

Section 1.01. Intent. Each of the Business and one or more of Seller’s Retained Businesses, particularly the RFID Business, will be affected by the consummation of the transactions contemplated by the Purchase Agreement and, following consummation of the transactions, may not have access to certain support and services as before such consummation. It is the intent of the parties to this Agreement to provide for the smooth and efficient functional separation of the Purchased Subsidiaries, Purchased Assets and Assumed Liabilities from the Retained Businesses and for the efficient operation of the Business and the Retained Businesses during such separation. To that end, each of Buyer and Seller will share various facilities, as described on and subject to the terms and conditions set forth on Annex A (Real Property Owned and Leased), and provide various support, services and goods to each other in the areas of Facilities Related Services, Finance and Accounting, Human Resources, Information Technology Systems Services, Warehousing and Logistics, Records Retention and Security Consulting, Investigative and Access Control Services, as described on and subject to the terms and conditions set forth on Annex B – H, respectively, and Seller and Buyer will provide the services of certain employees as provided on Annex I (Leased Employees) (collectively, the “Transition Services,” and each a “Transition Service”).

Where the express terms set forth on Annexes, or in any supplemental agreement that the parties may enter into with respect to such services (each, including the IT Services Agreement between Buyer and Seller dated as of the date hereof, a “Supplemental Agreement”), and those otherwise expressly set forth in this Agreement, are in direct conflict the terms set forth on Annexes or the Supplemental Agreement will control. In the event of any conflict between any preprinted terms on a purchase order relating to the Transition Services, and any goods sold in connection therewith, and the terms of this Agreement, the Annexes or any Supplemental Agreement, the terms of this Agreement, the Annexes or the Supplemental Agreement will control.

ARTICLE 2

TRANSITION SERVICES

Section 2.01. Transition Services. Subject to the terms and conditions set forth herein or in a Supplemental Agreement, (a) beginning on the date hereof and during the period set forth on the respective Annex (as such period may be extended in accordance with the respective Annex) or until earlier terminated in accordance with this Agreement (with respect to each Transition Service, the “Transition Period”), Buyer and Seller each will provide, or cause one or more of its respective Affiliates to provide (in each case, the party providing the services or leasing or subleasing the personal or real property (as lessor), the “Provider”), to the other party or its Affiliates (in each case, the party receiving the services or leasing or subleasing the personal or real property (as lessee), the “Recipient”), as requested, the Transition Services (with respect to the Business in the case of Buyer and with respect to the Retained Businesses in the case of Seller) on the terms and conditions set forth herein (including the Annexes hereto and in any Supplemental Agreements), which will be of like kind and amount and provided in the manner and at a relative level of service, for the same purposes and with the same degree of care, skill and attention, including, without limitation, with respect to the quality and timeliness of such services, in all material respects, as provided by Seller or one or more of its Affiliates to the Business or by the Business to Seller or its Affiliates immediately prior to the date hereof and as such services have historically been so provided; provided that, notwithstanding anything herein to the contrary, the Transition Services to be provided by Buyer shall be limited to those which the Business and/or the

Purchased Subsidiaries historically have provided to Seller or its Affiliates, even if a service not so historically provided is described in the Annexes hereto or any Supplemental Agreement, and (b) Buyer and Seller each agree to purchase and pay for such Transition Services as provided herein. For the avoidance of doubt, to the extent employees historically employed by Seller’s Retained Businesses performed services for the Retained Business but become employed by the Business in connection with the separation of the Business from the Retained Businesses, such persons may be called upon to perform such services previously performed for the Retained Business as a Transition Service by the Business to Seller upon such persons becoming part of the Business, notwithstanding that such services have not historically been provided by the Business to Seller’s Retained Businesses because such employees historically were part of the Retained Businesses.

Section 2.02. Title to Equipment, Management and Control. (a) Unless otherwise specified on an Annex or in any Supplemental Agreement, all procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by Provider and any of its Affiliates in connection with the provision of the Transition Services (collectively, the “Equipment”) will remain the property of Provider and its Affiliates and will at all times be under the sole direction and control of Provider and its Affiliates. Notwithstanding the foregoing, nothing in this Agreement will modify the allocation of Purchased Assets and Assumed Liabilities to Buyer and of Excluded Assets and Excluded Liabilities to Seller under the Purchase Agreement.

(b) Unless otherwise specified on an Annex or in a Supplemental Agreement (including, without limitation, Annex I), management of, and control over, the provision of the Transition Services (including the determination or designation at any time of the Equipment, employees, vendors, suppliers, contractors, other representatives and other resources of Provider and its Affiliates to be used in connection with the provision of the Transition Services) will reside solely with Provider. Without limiting the generality of the foregoing, all labor matters relating to any employees of Provider and its Affiliates will be within the exclusive direction, control and supervision of Provider and its Affiliates and Provider and its Affiliates shall have the sole right to exercise all authority with the respect to the employment (including termination of employment), assignment and compensation of all such employees, and Recipient will take no action affecting such matters. No employees, representatives or independent contractor of Provider and its Affiliates shall be deemed employees, representatives or independent contractors of Recipient or its Affiliates. Notwithstanding the foregoing, Provider will respond to and address, in accordance with historical practices, reasonable directions and concerns regarding any of the foregoing raised by Recipient.

Section 2.03. Subcontractors. Unless otherwise specified in the applicable Supplemental Agreement, Provider may, directly or through one or more Affiliates, hire or engage one or more subcontractors or other third parties

(each, a “Subcontractor”) to perform all or any of its obligations under this Agreement (it being understood that this Section 2.03 does not permit Provider to substitute other facilities for, or otherwise change, the particular facilities set forth on Annex (A)). If Provider delegates any of its responsibilities under this Agreement to any of its Affiliates or uses Subcontractors in the performance of its obligations under this Agreement, then Provider will remain ultimately and fully responsible to the same extent as if Provider was performing such obligations itself, including ensuring that the obligations with respect to the nature, quality and standards of care set forth herein or in the applicable Supplemental Agreement are satisfied with respect to any services provided by any Affiliate or Subcontractor. Further, if Provider delegates any Transition Service provided hereunder to a Subcontractor, Provider will be responsible for any additional costs in excess of the costs charged to Recipient prior to such delegation to a Subcontractor for such Transition Service; provided, however, that if such delegation to a Subcontractor is part of a general delegation of such services encompassing both the Transition Service and the performance of similar services for the applicable Retained Businesses or the Business, as the case may be, then any such additional costs for such Transition Service and such service for the performance of similar services for the Retained Businesses or the Business, as the case may be, will be borne by Provider and Recipient pro rata based on their respective use of such services.

Section 2.04. Additional and New Services. For four (4) months following the Closing Date, Buyer and Seller may request that services not described in this Agreement (including the Annexes) or any Supplemental Agreement be added as Transition Services hereunder.

(a) With respect to any such service (and only such services) requested by Buyer or Seller that (i) is reasonably necessary for Buyer to conduct the Business with the Purchased Subsidiaries and Purchased Assets or for Seller to conduct the Retained Businesses, and (ii) was provided by Seller or its Affiliates to the Business or the Purchased Subsidiaries, or by the Business or the Purchased Subsidiaries to Seller’s Retained Businesses, as previously conducted at any time during the twelve (12) months prior to Closing, such service will be added as additional Transition Service hereunder (each such service, an “Additional Service”). Seller and Buyer agree to negotiate in good faith any terms and conditions regarding the provision of any such Additional Service, it being understood and agreed that (x) the cost for any such Additional Service will be determined on a basis consistent with the determination of pricing set forth in Section 3.01 below, provided that any such Additional Service which, as of the Closing Date, was included in any Transition Services for which an Allocated Cost is already charged hereunder will be provided at no additional cost (unless Seller can reasonably demonstrate such Allocated Cost was reduced to reflect that such additional Transition Service was not contemplated to be provided hereunder), and (y) the term of providing such Additional Service will be consistent with the period for which similar Transition Services are provided as set forth on the Annexes hereto, but in no case will the initial period for any such service other than an information technology-related service exceed six (6) months, which period may be extended for a period of up to an additional six (6) months for such services as Recipient in good faith determines continue to be needed after the expiration of the initial period, and in no case will the initial period for any such service which is an information technology-related service exceed twelve (12) months, which period may be extended for a period of up to an additional twelve (12) months for such information technology-related services as Recipient in good faith determines continue to be needed after the expiration of the initial period.

(b) With respect to any such future service requested by Buyer or Seller that (i) is reasonably necessary for Buyer to conduct the Business with the Purchased Subsidiaries and Purchased Assets or for Seller to conduct the Retained Businesses, and (ii) any of Seller or its Affiliates (with respect to Buyer requests) or Buyer or its Affiliates (with respect to Seller requests, but only with the Purchased Assets and Purchased Subsidiaries) is reasonably capable of providing, Seller and Buyer will negotiate in good faith the addition of such service (each, a “New Service”) to this Agreement (it being understood neither party will be under any obligation to provide such New Service), including the terms and conditions of provision, cost and term of such New Service. The parties shall work together in good faith to create, approve and follow mutually agreeable (in form and substance) project plans with respect to any such New Services to be provided hereunder.

(c) Notwithstanding any of the foregoing, in no event will either party be required to provide any Additional Services or New Services (i) that would be unlawful for such party to provide or (ii) such as tax return preparation, tax or other legal services (including SEC reporting), corporate development and similar services that would require the exercise of general management for the other party.

(d) All such Additional Services and agreed upon New Services will be included as Transition Services provided hereunder and Buyer and Seller will document the inclusion of such Additional Services or agreed upon New Services by an amendment, letter agreement, or memorandum signed by duly authorized representatives of both parties.

Section 2.05 Records. For so long as Provider is providing any Transition Service hereunder and for one year thereafter, Provider will keep and maintain books and records of the Transition Services provided and reasonable supporting documentation of all material costs incurred in connection with providing such Transition Services, which books and records shall be at least as comprehensive and detailed as those Provider keeps for itself and, (i) in the case of Third Party Pass-Thru Charges and Reimbursement Charges, sufficient to enable Recipient to verify costs of the Transition Service and to substantiate Provider’s invoicing of charges for Transition Services, (ii) in the case of Direct Internal Charges, sufficient to enable Recipient to substantiate Provider’s invoicing of charges (including time records for services provided, where applicable) for Transition Services, and (iii) in the case of Allocated Costs, sufficient to enable Recipient to verify that any methodologies utilized in calculating and allocating such Allocated Costs are consistent in all material respects with Seller’s historical practices and to substantiate any increased costs resulting in increased Allocated Costs. Provider will make such books and records available to any officer of, or other authorized person designated by, Recipient for inspection at the principal offices of Provider, at reasonable times and on reasonable advance written request therefor, subject to the confidentiality provisions set forth herein. Recipient shall bear all out-of-pocket costs and expenses in connection with such access.

Section 2.06. Acquisitions. The consummation of an acquisition, directly or indirectly, after Closing, whether by stock purchase, merger, asset acquisition or otherwise, of another existing company, business or product line (an “Acquired Business”) by Buyer or its Affiliates or by Seller or its Affiliates, as the case may be, will not modify, limit, extend or expand any obligation hereunder of Seller or Buyer, as the case may be, to provide Transition Services during the Transition Period in respect of the Business or the Retained Businesses, as applicable. Without limiting the generality of the foregoing in no event shall Buyer or Seller or their respective Affiliates be obligated to support or otherwise provide any (i) additional services, (ii) Transition Services, incremental or otherwise, (iii) Additional Services or (iv) New Services, in each case, in respect of any Acquired Business. Upon the request of the other, Buyer and Seller agree to consider, in good faith, providing to an Acquired Business any Transition Service that is being provided as of the date of such request with respect to the Business or the Retained Businesses, as applicable. In the event that Buyer and Seller agree upon the terms and conditions on which to provide any Transition Service to an Acquired Business, any incremental costs associated therewith will be borne by the Recipient of such Transition Service. For the avoidance of doubt, the limitations set forth in this Section 2.06, shall not apply to (and Provider shall provide) Transition Services provided to the Business or the Retained Businesses in respect of organic growth and development consistent with the business plan of the Business or the Retained Businesses, as applicable, as such business plan existed as of the Closing.

ARTICLE 3

COMPENSATION

Section 3.01. Cost of Transition Services.

(a) Seller’s Current Charge-Out Practices. Seller’s historic charge-out practices for services such as the Transition Services include (i) allocations of Seller’s fully-loaded costs, determined and calculated on a basis consistent with past practices, bearing the same relation to actual costs as historically has been the case, and applicable across Seller’s Retained Businesses and the Business, for various services to the Business or the Retained Businesses, as applicable, at various sites, including for international host entity services, centralized information technology systems services and various US human resources payroll and benefit services, estimates of which are set forth on Schedule 1-A and 1-B (it being understood that the estimates on Schedule 1-B are in the aggregate consistent with past practices and bear the same relation to actual costs as historically has been the case, and applicable across Seller’s Retained Businesses and the Business, but the line items set forth on Schedule 1-B have not been historically allocated at that level of detail), respectively (the “Allocated Costs”); (ii) various direct activity-based internal charges, charged on an as-requested basis directly to the business unit (e.g., for training and organizational effectiveness programs (“T&OE”)) (the “Direct Internal Charges”); and (iii) third party pass through charges for services provided by third parties and charged directly to a business unit and not otherwise included in Allocated Costs (e.g., metered utilities at some locations) (the “Third Party Pass-Thru Charges”) (collectively, “Seller’s Current Charge-Out Practices”). In addition to Seller’s Current Charge-Out Practices, some third party services contemplated to be provided hereunder may have historically been, and may currently be, charged by such third party directly to the Business, a Purchased Subsidiary or Seller’s Retained Businesses, as the case may be. For the avoidance of doubt, any such direct-billed third party services will be considered a business expense of the party receiving such service and not a Transition Service provided hereunder.

(b) Cost of Transition Services. With respect to any Transition Services for which Seller’s Current Charge-Out Practice has been to charge Allocated Costs, the cost of such Transition Services hereunder (both those provided by Seller to the Business and the Purchased Subsidiaries and those provided by the Business and the Purchased Subsidiaries to Seller’s Retained Businesses) will be Seller’s or Buyer’s Allocated Costs set forth on Schedule 1-A and 1-B (subject to adjustment in accordance with this Agreement) plus the applicable Adder (if any). The Allocated Costs will be adjusted annually, in accordance with Seller’s past practices, with respect to the Transition Services to be provided in each immediately following calendar year during the applicable Transition Periods (“Allocated Cost Adjustments”); provided, that (i) such Allocated Cost Adjustments shall reflect actual changes to Provider’s fully-loaded costs, determined and calculated on a basis consistent with historical practices, bearing the same relation to actual costs as historically has been the case, and applicable across Seller’s Retained Businesses or Buyer’s Business, as applicable, (ii) Recipient will not be charged any such Allocated Cost Adjustment resulting from enhanced capabilities or services that are waived by Recipient, and (iii) in no event will the aggregate Allocated Cost Adjustments, without giving effect to any increased usage of Transition Services by Recipient resulting in negotiated price increases as described in Section 2.04, exceed fifteen percent (15%) in the aggregate in any one calendar year. With respect to Transition Services (i) requested by Recipient for which Seller’s Current Charge-Out Practice has been to charge Direct Internal Charges and for which such Direct Internal Charges are specified in the Annexes or Schedules hereto, (ii) which are US corporate level services that have not historically been charged to Seller’s business units (the “Previously Not Charged Costs”) and for which Direct Internal Charges are specified on the Annexes or Schedules hereto or (iii) constituting consultation and assistance Transition Services as specified in the Annexes and Schedules hereto, the cost of such requested Transition Services hereunder (both those provided by Seller to the Business and the Purchased Subsidiaries and those provided by the Business and the Purchased Subsidiaries to Seller’s Retained Businesses) will be the same amounts Provider charges its divisions and business segments or (if specified) the Direct Internal Charges set forth on the applicable Schedule or Annex (as adjusted in accordance with the methods and subject to the qualifications and limitations set forth in this Section 3.01). With respect to Transition Services for which Seller’s Current Charge-Out Practice has been to charge Third Party Pass-Thru Charges and for which the Annexes or Schedules hereto specify certain Third Party Pass-Thru Charges, Provider may pass through to Recipient the same actual, third party out of pocket expenses it passes through to its divisions and business segments or (if specified) the amounts set forth on such Schedule or Annex (as adjusted in accordance with the methods and subject to the qualifications and limitations set forth in this Section 3.01). With respect to Transition Services for which Provider makes a payment on Recipient’s behalf, Provider may charge Recipient the same amount as the actual payment made by Provider on Recipient’s behalf (a “Reimbursement Charge”).

(c) Notwithstanding the foregoing, the manner in which some services have been historically charged may change due to (x) Provider delegating the services previously provided internally to a Subcontractor, to the extent permitted under this Agreement, or (y) as in the case of actual claims and premiums for Health and Welfare Plans (active and retiree), third-party charges previously allocated across Seller’s business may be charged as a Third-Party Pass-Thru Charge, a Reimbursement Charge or directly billed to Buyer. The parties acknowledge and agree, however, that no charges hereunder shall be increased to reflect any increased costs attributable to capital expenditures or similar costs which benefit future periods during which Transition Services are not or may not be provided. With respect to each Transition Services charged on an Allocated Cost basis, an additional five percent (5%) of the applicable Allocated Cost will be added to the Allocated Cost (each such 5% addition to the Allocated Costs, an “Adder”). It is the intent and agreement of the parties that Provider not make a profit on charges for Transition Services, except (x) to the extent of the Adders (as applicable), which are intended to encourage reasonably limited usage of the Transition Services, and (y) where the billing for the Transition Service is made by a Provider located in one country to a Recipient located in another, in which case any profit will be limited to the minimum amount (if any) required by applicable governmental or tax requirements.

Section 3.02. Cooperation. Recipient acknowledges that some Transition Services to be provided hereunder may require instructions and information from Recipient. Recipient agrees to provide to Provider in sufficient time for Provider or its Affiliates to provide or procure such Transition Services all instructions and information requested by Provider reasonably necessary to enable it to provide or procure such Transition Services. Recipient will pay any additional costs or expenses resulting from any delay by Recipient in providing such instructions or information.

Section 3.03. Licenses and Third Party Service Providers. Seller will pay any commercially reasonable amounts required in order to obtain the consent of third parties (including licensors of software to Seller) in order to permit Seller to provide the Transition Services as contemplated hereby. To the extent that any such consents are not obtained, Seller and Buyer will cooperate in good faith in arrangements reasonably acceptable to both parties under which Buyer would obtain the benefit of such Transition Service and, if no such arrangement is reasonably acceptable to both parties after cooperation in good faith (and no such consent is otherwise received by Seller), then such service, if not provided at or following Closing, will not be included as services, occupancy and other rights to be provided pursuant to this Agreement for the purposes of Section 3.15 of the Purchase Agreement. Seller will continue to use its commercially reasonable efforts to obtain any such required consent (so long as Buyer has made no claim for Damages related to the failure to obtain such consent pursuant to Section 11.02(a) of the Purchase Agreement) and, promptly upon receipt of such consent, will begin providing such Transition Services.

Section 3.04. Billing and Payment. Recipient will promptly pay any and all bills and invoices that it receives from Provider or its Affiliates for the Transition Services (and, to the extent agreed upon pursuant to Section 4.01, the Separation and Set-Up Cost incurred on Recipient’s behalf) in accordance with this Agreement, subject to receiving, if requested, any appropriate support documentation for such bills and invoices. Such charges will be billed at the end of each calendar month during the Transition Period. Each billing invoice will set forth in reasonable detail the applicable Transition Services provided (and Separation and Set-Up Costs incurred) during such period and the corresponding amounts owed for such Transition Services (and, as applicable, Separation and Set-Up Costs) and, in the case of Third Party Pass-Thru Charges or Reimbursement Charges, a copy of the underlying invoice or other documentation evidencing the payment made on Recipient’s behalf. All charges will be in U.S. dollars unless otherwise mutually agreed in writing. All invoices will be due and payable not later than thirty (30) days following receipt by Recipient of Provider’s invoice by wire transfer in accordance with the instructions provided by Provider (in writing to Recipient). Recipient will not offset any amounts payable by it hereunder against any amounts owed to it by Provider or any of Provider’s Affiliates hereunder or under any other Transaction Document. If Recipient fails to pay the full amount of any invoice within 30 days of the relevant payment date and the aggregate amount of such unpaid invoices exceeds $50,000, such failure will be considered a material breach of this Agreement and any applicable Supplemental Agreement (except to the extent of any invoiced amounts disputed by Recipient in good faith). If Provider provides Recipient with written notice of such material breach and Recipient in bad faith refuses to pay such unpaid invoices within 10 days of Recipient’s receipt of such written notice, Provider may, without liability (and without effect on any obligation of Recipient to provide services to Provider hereunder or under any Supplemental Agreement), suspend its obligations hereunder and under any Supplemental Agreements to provide any and all services to Recipient until such time as such invoices have been paid in full. Should Recipient dispute any portion of any invoice, Recipient will promptly notify Provider in writing of the nature and basis of the dispute.

Section 3.05. Interest Payable on Amounts Past Due. All payments required to be made pursuant to this Agreement or any Supplemental Agreement (including pursuant to Section 4.01) will bear interest from and including the date such payment is due but excluding the date of payment at the three (3) month LIBOR rate plus 350 basis points in effect from time to time during the period from the date such payment is past due to the date of payment. Such interest will be payable at the same time as the payment to which it relates and will be calculated on the basis of a year of 365 days and the actual number of days elapsed, compounded quarterly.

Section 3.06. Taxes. All charges and fees to be paid to Provider under this Agreement or any Supplemental Agreement are exclusive of any applicable taxes or fees required by law or by a Governmental Authority to be collected from Recipient (including withholding, sales, use, excise or services tax which may be assessed on the provision of the Transition Services). If a withholding, sales, use, excise or services tax or other tax or fee is assessed on the provision of any of the Transition Services, Recipient either will (a) pay such tax directly or (b) pay, reimburse or indemnify Provider for such tax. To obtain payment or reimbursement for any such tax, Provider will request payment therefor in an invoice and, upon payment thereof by Recipient to Provider, Provider shall be responsible for remitting such tax to the appropriate authorities and shall hold Recipient harmless against such tax. The parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances and will provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either party.

Section 3.07. Validity of Documents. The parties hereto will be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented in connection with this Agreement or any Supplemental Agreement unless such document, instrument or other writing appears on its face to be fraudulent, false or forged.

ARTICLE 4

SEPARATION AND SET-UP COSTS

Section 4.01. Separation and Set-Up Costs. With respect to each facility, license, system or third party service utilized by the Business and the Retained Businesses, the party leaving an existing or establishing a new facility, license, system or service (the “Leaving Party”) shall pay all out-of-pocket costs associated with removing its assets and acquiring and setting up replacement assets and services for those left behind (all such costs, “Leaving Party Separation and Set-up Costs”). The party that is not the Leaving Party (the “Remaining Party”) shall pay all out-of-pocket costs associated with the ongoing operation of its retained assets, and with acquiring and setting up replacement assets and services for those removed by the Leaving Party (the “Remaining Party Separation and Set-up Costs”, and collectively with Leaving Party Separation and Set-up Costs, “Separation and Set-up Costs”). In the case of shared facilities, the occupant licensee, lessee or sublessee, as applicable, shall be deemed to be the Leaving Party and, as such, shall pay, for example, out-of-pocket costs incurred in connection with preparation of and moving its equipment or other assets to and the acquisition and fit-out of a new facility. On the other hand, the owner, licensor, lessor or sublessor shall be deemed to be the Remaining Party and, as such, shall pay out-of-pocket costs incurred in connection with rearranging its retained equipment or other assets and fitting-out the applicable departed facility, and any costs associated with ongoing operation of such facility, such as reduced occupancy. In the case of information technology systems, Recipient shall be deemed to be the Leaving Party and shall bear, for example, out-of-pocket costs incurred in connection with the migration of the Leaving Party’s data or functionality to and the acquisition of any new system or service not transferred. The Remaining Party shall bear out-of-pocket costs related to acquiring any replacement system or service for those transferred, and ongoing operation of its information technology system not transferred, including excess capacity. Each of Buyer and Seller agrees to (i) reasonably cooperate with the other (in reasonable relation to their respective relevant specialized resources) in implementing such separation, and (ii) consider in good faith (but without any obligation to incur unreimbursed incremental cost) any additional actions that the other party may request in connection with its implementation of such separation. Neither party shall be obligated to incur any Separation and Set-up Costs on behalf of the other party unless the other party shall agree to reimburse such costs (which, if incurred in accordance with the following, shall be reimbursed in accordance with the provisions of Section 3.04, unless otherwise specified in writing), and no party shall have any obligation to reimburse the other party for any Separation and Set-up Costs unless the other party incurred such Separation and Set-up Costs on its behalf at its written direction. Nothing in this paragraph will be deemed to alter any other agreement between the parties expressly set forth in this Agreement or in the Purchase Agreement.

ARTICLE 5

LIMITATION OF LIABILITY; INDEMNITY

Section 5.01. Limitation of Liability. Neither Provider nor any of its Affiliates will be liable to Recipient or any third party for any special, punitive, consequential, incidental or exemplary damages (including lost or anticipated revenues or profits relating to the same and attorneys’ fees) arising from any claim relating to this Agreement, any Supplemental Agreement, or any of the Transition Services to be provided hereunder or thereunder or the performance of or failure to perform Provider’s obligations under this Agreement or under any Supplemental Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, and regardless of whether such damages are foreseeable or an authorized representative of Provider is advised of the possibility or likelihood of such damages; provided that subject to the limitations set forth in Section 11.02(a) of the Purchase Agreement, this limitation shall not apply to the extent such damages are caused by or result from the willful misconduct or gross negligence of Provider or any of its Affiliates, employees or Subcontractors (“TSA Consequential Damages”). EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE ANNEXES) OR ANY SUPPLEMENTAL AGREEMENT, PROVIDER SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE TRANSITION SERVICES (OR ANY SERVICES PROVIDED BY THIRD PARTIES WITH WHOM PROVIDER CONTRACTS IN CONNECTION WITH THE PERFORMANCE OF THE TRANSITION SERVICES) OR ANY GOODS OR PRODUCTS FURNISHED IN CONNECTION THEREWITH AND ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY SUPPLEMENTAL AGREEMENT.

Section 5.02. Indemnification. Recipient hereby indemnifies Provider and each of its Affiliates against all damages, losses, liabilities and costs (including reasonable legal fees and expenses) attributable to any third party claims arising from or relating to the provision of the Transition Services, except to the extent that such damages, losses, liabilities or costs arise from the willful misconduct or gross negligence of Provider or any of its Affiliates, employees or Subcontractors.

ARTICLE 6

CONFIDENTIALITY

Section 6.01. Confidentiality. Each party will, and will cause each of its controlled Affiliates, and each of its and their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives (with respect to each party, collectively “Representatives”) not to directly or indirectly, without the prior written consent of the party to whom the information relates, disclose to any third party (other than each other and their respective Representatives in connection with the performance of Transition Services) any confidential or proprietary information relating to the business of the other party disclosed to it by reason of this Agreement, including the existence of this Agreement or any Supplemental Agreement and the terms and conditions hereof or thereof (the “Confidential Information”); provided, that the foregoing restriction will not (a) apply to any information (i) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.01), (ii) that was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party (other than any such availability arising out of Seller’s and its Affiliates’ ownership of the Business prior to the date hereof), (iii) that becomes available to the receiving party from a Person other than the disclosing party or its Affiliates who is not, to the best of the receiving party’s knowledge, subject to any legally binding obligation to keep such information confidential or (iv) that was developed by such party independently and without use of the Confidential Information received hereunder or under any Supplemental Agreement or (b) prohibit any disclosure (i) required by any applicable legal requirement so long as, to the extent legally permissible, the receiving party provides the disclosing party with reasonable prior notice of such requirement and a reasonable opportunity to contest such requirement or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement, any Supplemental Agreement or the Transition Services provided hereunder or thereunder. Each party further agrees to cause each of its and/or its Affiliates’ agents, consultants and contractors (other than those subject to a confidentiality obligation by the nature of the services provided) that are designated to render Transition Services hereunder or who otherwise have access to information required to be held in confidence pursuant to the foregoing to execute an appropriate non-disclosure agreement consistent with the foregoing prior to rendering such services or having access to such information. The obligations of this Section 6.01 will survive for a period of three years following the expiration or termination of this Agreement. The parties acknowledge and agree that the provisions of this Section 6.01 are independent of, and do not limit, negate or otherwise affect, the provisions of any other agreement (including, without limitation, the Purchase Agreement and the Cross-License Agreement) respecting the protection or other treatment of confidential information (whether or not constituting Confidential Information hereunder).

Section 6.02. Third-party Non-Disclosure Agreements. To the extent that any third-party provider of information or software to be disclosed or made available to Recipient in connection with performance of the Transition Services requires a specific form of non-disclosure agreement as a condition of its consent to use of its information or software for the benefit of Recipient or to permit Recipient access to such information or software, Recipient will execute (and will cause Recipient’s employees to execute, if required) any such form.

ARTICLE 7

TERM AND TERMINATION

Section 7.01. Term of Agreement. The term of this Agreement will commence on the date hereof and will continue until the completion or termination of, and final payment for, all the Transition Services contemplated hereunder or under any Supplemental Agreement and the final payment of all Separation and Set-up Costs.

Section 7.02. Termination. Recipient may terminate any Transition Service or a portion thereof (in any jurisdiction or all jurisdictions listed on Schedule 1) at any time by giving written notice to Provider which notice shall be effective (a) as of the first day (at the opening of business) of the calendar month immediately following the month in which it is delivered, if such notice is delivered on or before the fifteenth day of a month, and (b) as of the first day of the second calendar month following the month in which it is delivered, if such notice is delivered after the fifteenth day of a month, except as set forth on an Annex, a Supplemental Agreement or unless the parties mutually agree in writing to another notice period or a later termination date is specified in such notice. The parties will cooperate to provide as much advance notice of termination as possible, but not less than the time periods set forth in the preceding sentence, unless mutually agreed in writing. Any election to terminate any Transition Service or portion thereof (in any jurisdiction or all jurisdictions listed on Schedule 1) will not relieve the Provider of its continuing duty to provide those Transition Services or portions thereof that have not been terminated (or in any jurisdictions in which such Transition Services have not been terminated) (except (i) where Provider has previously informed Recipient that, or Recipient has provided notice of termination at least 45 days prior to such termination and Provider notifies Recipient within 20 days after receipt of such notice that, any non-terminated Transition Services are dependent upon the Transition Service being terminated or (ii) as specified on the Annexes or Schedules hereto) and shall not limit the Recipient’s obligation to pay for any terminated Transition Services that are provided prior to the effective date of such termination.

ARTICLE 8

FORCE MAJEURE

Section 8.01. Force Majeure. If Provider is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement (other than Section 3.04) or of any Supplemental Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any Governmental Authority, riot, civil commotion, war, rebellion, acts of terrorism, nuclear accident or other causes beyond the reasonable control of Provider or other acts of God, or acts, omissions or delays in acting by any governmental or military authority, in any such case affecting Provider’s ability to provide any Transition Service hereunder, then (i) Provider promptly will advise Recipient in writing of the circumstances causing the disruption or delay and (ii) the time for performing the obligations required by the affected provisions and/or other requirements of this Agreement or Supplemental Agreement will be suspended and extended during the period of such disability and Provider will have no liability to Recipient or any other party in connection therewith; provided, that the Provider shall take measures to overcome the disruption or delay with respect to the Recipient which are consistent in all material respects with the measures taken in connection with the Provider’s business. Seller and Buyer will make all commercially reasonable efforts to remove such disability within thirty (30) days of giving notice of such disability. If Provider cannot perform any such delayed or disrupted Transition Service (or portion thereof) for a period of thirty (30) days due to such cause, then Recipient may terminate this Agreement solely with respect to such delayed or disrupted Transition Service upon written notice to Provider. In the event Provider is excused from supplying any Transition Service in accordance with the terms of this Section 8.01, Recipient will be free to acquire such services from any substitute source at Recipient’s expense, and with a reduction in any amounts otherwise due hereunder to Provider for the Transition Service being so substituted up to the amount otherwise payable hereunder for such Transition Service, for the period of (and, to the extent Recipient acts reasonably under the circumstances in making such commitments and it was necessary to make such commitments, a period thereafter necessary to honor reasonable commitments beyond the expiration of any disruption or delay), and to the extent reasonably necessitated by, such non-performance. If, after the period of disability, Provider is once again able to perform the Transition Services, Recipient may reinstate this Agreement with respect to Provider’s performance of such Transition Services upon written notice to Provider.

Section 8.02. Pro-Ration of Limited Resources for Transition Services. To the extent Provider is unable to provide in its entirety a Transition Service because of a delay or disruption which excuses performance pursuant to Section 8.01 above, Provider will use commercially reasonable efforts to allocate such resources and/or products as are then currently available to it and necessary for the performance of such Transition Service ratably between Provider for its own account and Recipient for the performance of such Transition Services hereunder.

ARTICLE 9

TRANSITION MANAGERS

In order to facilitate the general intent and the terms of this Agreement, each of the parties has designated the individual opposite such party below as transition manager to coordinate and manage the Transition Services hereunder and to serve as the principal contact in connection with the Transition Services. The responsibilities of such transition managers include, without limitation, the planning of Transition Services, coordination of the transition and related separation and set-up issues, ensuring the execution of the tasks included within the scope of Transition Services, and the review and delivery of periodic transition progress reports to be provided to the other party. Furthermore, in the event a dispute arises regarding the interpretation or execution of this Agreement, the transition managers will negotiate in good faith and attempt to resolve such dispute. If the transition managers are unable to resolve such dispute within two weeks, then the parties shall refer such dispute to an executive of each of Buyer and Seller. If such executives are unable to resolve such dispute within two weeks, then (and only then) either party may pursue any legally available remedy. Each party may change the designation of its transition manager upon receipt of written notice to the other party.

For Seller:	Gene Carlone
c/o Sensata Technologies, Inc.
529 Pleasant Street, MS B-55
Attleboro, Massachusetts 02703
Telephone: 508-236-3277
Fax: 508-236-3590

For Buyer:	Jim Armstrong
Sensata Technologies, Inc.
529 Pleasant Street, MS B-7
Attleboro, Massachusetts 02703
Telephone: 508-236-1274
Fax: 508-236-3824

ARTICLE 10

GENERAL PROVISIONS

Section 10.01. Notices. All notices, requests and other communications to any party hereunder will be in writing (including facsimile transmission, if electronic confirmation of receipt is generated) and will be given, if to Seller, to:

Texas Instruments Incorporated

12500 TI Boulevard

Dallas, Texas 75266

Attention: General Counsel

Fax: (214) 480-5061

and

Texas Instruments Incorporated

7839 Churchill Way MS 3995

Dallas, Texas 75251

Attention: Vice President of Corporate Development

Fax: (972) 917-3804

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: Paul R. Kingsley

Fax: (212) 450-3800

if to Buyer, to:

Sensata Technologies, Inc.

529 Pleasant Street, MS B-1

Attleboro, Massachusetts 02760

Attention: Law Department

Fax: (508) 236-1960

and

Sensata Technologies B.V.

c/o Bain Capital Partners, LLC

745 Fifth Avenue

New York, New York 10151

Attention: Ed Conard

                 Paul Edgerley

                 Stephen M. Zide

Fax: (212) 421-2225

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention: Matthew E. Steinmetz, P.C.

                 Jeffrey W. Richards

                 Brian C. Van Klompenberg

Fax: (312) 861-2200

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 10.02. Amendments and Waivers. (a) Any provision of this Agreement or any Supplemental Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or Supplemental Agreement, as the case may be, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder or under any Supplemental Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein or in any Supplemental Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

Section 10.03. Successors and Assigns; Assignment. The provisions of this Agreement and any Supplemental Agreement are binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement or any Supplemental Agreement without the consent of each other parties hereto or thereto, except that (a) Seller may assign or subcontract any or all of its rights and/or obligations hereunder or under any Supplemental Agreement in accordance with the terms of this Agreement to any of its Subsidiaries or to any entity acquiring substantially all of the assets of the business unit providing any particular Transition Service hereunder or thereunder and (b) Buyer may assign any or all of its rights and/or obligations hereunder (i) to any Affiliate in connection with an assignment of rights and obligations under the Purchase Agreement to such Affiliate, (ii) to any of Buyer’s or any of its Affiliates’ financing sources as collateral or (iii) to any purchaser of any or all of the assets or equity interests (whether by merger, recapitalization, reorganization or otherwise) of Buyer or the Business.

Section 10.04. Governing Law. Neither this Agreement nor any Supplemental Agreement will be governed by the provisions of the 1980 United Nations Convention or Contracts for the International Sale of Goods, but will each be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 10.05. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, any Supplemental Agreement or the transactions contemplated hereby or thereby will be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts has subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement or any Supplemental Agreement will be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 will be deemed effective service of process on such party.

Section 10.06. Counterparts; Effectiveness; No Third Party Beneficiaries. This Agreement and any Supplemental Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures were upon the same instrument. This Agreement and any Supplemental Agreement will become effective when each party hereto or thereto has received a counterpart hereof or thereof signed by the other parties hereto or thereto. Until and unless each party has received a counterpart hereof or thereof signed by the other parties hereto or thereto, neither this Agreement nor any Supplemental Agreement will have any effect and no party will have any right or obligation hereunder or thereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement or any Supplemental Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder or thereunder upon any Person other than the parties hereto or thereto and their respective successors and assigns.

Section 10.07. Entire Agreement. This Agreement and any Supplemental Agreements, together with the Transaction Documents and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 10.08. Severability. If any term, provision, covenant or restriction of this Agreement or any Supplemental Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or Supplemental Agreement, as the case may be, will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby, or thereby, is not affected in any manner materially adverse to any party. Upon such a determination, the parties will negotiate in good faith to modify this Agreement or Supplemental Agreement, as the case may be, so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby or thereby be consummated as originally contemplated to the fullest extent possible.

Section 10.09. Relationship of Parties. Except as specifically provided herein or in any Supplemental Agreement none of the parties will (a) act or represent or hold itself out as having authority to act as an agent or partner of the other parties or (b) in any way bind or commit the other parties to any obligations or agreement. Nothing contained in this Agreement or any Supplemental Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement or any Supplemental Agreement. The parties’ respective rights and obligations hereunder or under any Supplemental Agreement are limited to the contractual rights and obligations expressly set forth herein or therein on the terms and conditions set forth herein or therein.

Section 10.10. Remedies; Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss. In the event of an actual or threatened breach of or default in any of the terms of this Agreement, the party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, and any defense in any action for specific performance that a remedy at law would be adequate is waived.

Section 10.11. Definitions; Captions; Certain References. Capitalized terms used herein or in any Supplemental Agreement and not otherwise defined herein or therein have the meanings assigned to such terms in the Purchase Agreement. The captions herein or in any Supplemental Agreement are included for convenience of reference only and are to be ignored in the construction or interpretation hereof or thereof. All references to “days” are to calendar days unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement or any Supplemental Agreement, they are deemed to be followed by the words, “without limitation.”

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TEXAS INSTRUMENTS INCORPORATED

By:	/s/ Joseph F. Hubach
Name:	Joseph F. Hubach
Title:	Senior Vice President, Secretary and General Counsel

SENSATA TECHNOLOGIES B.V.

By:	/s/ Ian Blasco
Name:	Ian Blasco
Title:	Authorized Signatory